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RISE ANNOUNCES PRIVATE PLACEMENT

April 11, 2017 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTC: RYES) (the “Company”) announces a non-brokered private placement of up to 8,700,000 units at a price of $0.23 per unit for gross proceeds of up to approximately $2,000,000 (the “Private Placement”).  Each unit will consist of one share of the Company’s common stock and one non-transferable share purchase warrant exercisable into one share of common stock at a price of $0.40 for a period of two years from the date of issuance.  All securities issued pursuant to the Private Placement will be subject to statutory hold periods in accordance with applicable United States and Canadian securities laws.

The Company expects to use the proceeds from the Private Placement for general working capital purposes.  The Company may pay finder’s fees to eligible persons in accordance with applicable securities laws and regulatory policies.

About Rise Gold Corp.

Rise is an exploration stage mining company.  The Company’s principal asset is the historic past producing Idaho-Maryland Gold Mine located in California, USA.  Rise was incorporated in Nevada, USA in 2007 and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP.

Suite 488, 1090 West Georgia Street

Vancouver, BC V6E 3V7

T: 604.260.4577

www.risegoldcorp.com

NOT FOR DISTRIBUTION TO U.S. NEWSWIRE SERVICES OR FOR RELEASE, PUBLICATION, DISTRIBUTION OR DISSEMINATION, DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, IN OR INTO THE UNITED STATES.

INVESTOR RELATIONS

Skanderbeg Capital Advisors Inc.
Mario Vetro
T: 604.687.7130
Email: mario@skanderbegcapital.com

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct.  Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release.  Rise undertakes no obligation to update forward-looking statements or information except as required by law.